Exhibit 99.1

CARNIVAL CORPORATION & PLC REPORTS

FIRST QUARTER RESULTS

MIAMI (March 9, 2012) – Carnival Corporation & plc (NYSE/LSE: CCL; NYSE: CUK) announced non-GAAP net income of $13 million, or $0.02 diluted earnings per share for the first quarter of 2012. Reported U.S. GAAP net loss was $139 million, or $0.18 diluted loss per share, which includes a non-cash write down for Ibero Cruises’ (“Ibero”) goodwill and trademark assets of $173 million and net unrealized gains on fuel derivatives of $21 million. Net income for the first quarter of 2011 was $152 million, or $0.19 diluted EPS. Revenues for the first quarter of 2012 increased to $3.6 billion from $3.4 billion for the prior year.

First quarter 2012 results reflect Costa Concordia incident expenses of $29 million, including a $10 million insurance deductible related to third party personal injury liabilities. During the first quarter of 2012, the company also recorded an insurance recoverable of $515 million (€384 million), which offset the write off of the net carrying value of Costa Concordia as the ship has been deemed to be a constructive total loss.

Carnival Corporation & plc Chairman and CEO Micky Arison noted “All of us at Carnival Corporation & plc are deeply saddened by the Costa Concordia tragedy. Our hearts go out to everyone affected, particularly the families of the deceased and missing. The global cruise industry has an outstanding safety record and every one of our brands is committed to the well-being of our guests and crew. Immediately following the Costa Concordia accident we ordered a thorough review, with the help of industry-leading experts, to understand what happened as well as to conduct an extensive audit of all safety and emergency response procedures across all of our cruise lines. We will work tirelessly to understand what went wrong, and make sure it never happens again.”

Key metrics for the first quarter 2012 compared to the prior year were as follows:

•

On a constant dollar basis net revenue yields (net revenue per available lower berth day, “ALBD”) increased 2.9 percent for 1Q 2012 (up 3.7 percent excluding Costa), which was higher than the company’s December guidance, up 1.5 to 2.5 percent. Gross revenue yields increased 1.0 percent in current dollars.

•

Net cruise costs excluding fuel per ALBD increased 6.4 percent in constant dollars, higher than the December guidance, up 3.5 to 4.5 percent, due to a $34 million impairment charge related to Costa Allegra and the above referenced incident related expenses. As previously disclosed, the remaining increase from the prior year was primarily due to the higher number of dry-dock days. Gross cruise costs including fuel per ALBD in current dollars increased 6.6 percent.

•

Fuel prices increased 30 percent to $707 per metric ton for 1Q 2012 from $543 per metric ton in 1Q 2011, costing the company an additional $137 million. They were also higher than December guidance of $652 per metric ton, costing an additional $46 million.

•

The company recorded $173 million of charges related to Ibero goodwill and trademark impairments primarily as a result of slower than anticipated Ibero capacity growth due to the current state of the Spanish economy.

•

During the first quarter, the company entered into zero cost collars for an additional 10 percent of its estimated fuel consumption for the second half of 2012 through fiscal 2015, bringing the total to approximately 20 percent over the same time period. The company recognized $21 million of net unrealized gains on its portfolio of fuel derivatives during 1Q 2012. For further information on the company’s fuel derivatives program see “Fuel Derivatives” below.

2012 Outlook

The company’s expectations for 2012 will be affected by the direct and indirect financial consequences of the Costa Concordia incident. At this time, cumulative advance bookings, excluding Costa, for the remainder of 2012 are approximately 3 occupancy points behind the prior year with prices slightly higher than last year’s levels (constant dollars). Since the date of the Costa Concordia incident in mid-January through February 26, fleetwide booking volumes, excluding Costa, have shown improving trends but are still running high single digits behind the prior year at slightly lower prices. There has been less impact on the company’s North American brands than European brands. Booking volumes for Costa during the same period are running significantly behind the prior year at lower prices, however, Costa has curtailed virtually all of its marketing activities during this period.

Looking forward, Arison stated, “Our base of business for 2012 is solid and booking volumes have gradually improved, which we believe is a testament to consumer confidence in the cruise industry’s long-standing record of exceptional safety. Despite the slowdown in bookings, all of our North American brands are still expecting a modest yield improvement in 2012 while our European brands, excluding Costa, are expecting to have slightly lower yields due in part to the slowing European economies. Overall, based on current pricing trends, any consumers holding out for deeper than normal discounts may be disappointed.” Arison also noted that the company’s cash flow remains strong and is expected to approach $3.3 billion in 2012 (including net insurance proceeds), which is sufficient to fund this year’s capital expenditure requirements and expected dividend distributions without the need for additional financing.

Excluding Costa, the company forecasts full year 2012 net revenue yields, on a constant dollar basis, to be in line with the prior year. Including Costa, the company forecasts a decline in net revenue yields (constant dollars) of 2 to 4 percent. In order to maintain an orderly market, Costa has adopted a strategy of minimizing discounting and, if necessary, operating at reduced occupancy levels. Consequently, much of Costa’s anticipated yield decline is expected to result from lower occupancy levels.

The company continues to expect net cruise costs excluding fuel per ALBD for the full year 2012 to be in line with the prior year on a constant dollar basis. Based on the current spot prices for fuel, fuel costs for the full year 2012 are expected to increase $407 million compared to 2011, costing an additional $0.52 per share. At current exchange rates, full year 2012 net income is expected to be reduced by $57 million or $0.07 per share compared to 2011.

Taking all the above factors into consideration, the company forecasts full year 2012 non-GAAP diluted earnings per share to be in the range of $1.40 to $1.70, compared to 2011 non-GAAP earnings of $2.42 per share and the December guidance range of $2.55 to $2.85 per share.

Compared to its December guidance, the company has reduced the midpoint of its earnings expectations by $1.15 per share, of which $0.65 results from a decline in earnings for the Costa brand. The balance is due to reduced expectations for the remainder of the company, comprised of a $0.40 impact due to changes in fuel prices and currency exchange rates and $0.10 from earnings (excluding fuel and currency).

Arison stated, “Our company is resilient and we will continue to work through this challenging period. We have every confidence that we will restore consumer faith in the Costa brand and the excellent reputation Costa’s management team has built for the organization which has a deep-rooted Italian heritage spanning more than 60 years. Carnival Corporation & plc expects to carry nearly 10 million guests on its global fleet this year and the long-term fundamentals of our business remain strong as consumers continue to place tremendous importance on quality and value when making vacation decisions. Based on our solid operating cash flow, strong balance sheet and high investment grade credit ratings we are well positioned for the future and remain confident in our long-term outlook.”

Second Quarter 2012 Outlook

Second quarter constant dollar net revenue yields, excluding Costa, are expected to be flat to down slightly (decrease 2.5 to 3.5 percent compared to the prior year, including Costa). Net cruise costs excluding fuel per ALBD for the second quarter are expected to be flat to down 1.0 percent on a constant dollar basis compared to the prior year. Fuel costs for the second quarter are expected to increase $85 million compared to the prior year, costing an additional $0.11 per share.

Based on the above factors, the company expects non-GAAP diluted earnings for the second quarter 2012 to be in the range of $0.05 to $0.09 per share versus 2011 non-GAAP earnings of $0.26 per share.

During the second quarter, the company will take delivery of all three of its new ships for 2012, Costa Cruises’ 2,984-passenger Costa Fascinosa, AIDA Cruises’ 2,194-passenger AIDAmar and Carnival Cruise Lines’ 3,690-passenger Carnival Breeze.

Selected Key Forecast Metrics

	Full Year 2012		Second Quarter 2012
	Current Dollars	Constant Dollars	Current Dollars	Constant Dollars
Year over year change:
Net revenue yields	(3.0) to (5.0)%	(2.0) to (4.0)%	(4.0) to (5.0)%	(2.5) to (3.5)%
Net cruise costs excl. fuel / ALBD	(0.5) to (1.5)%	0.5 to (0.5)%	(2.0) to (3.0)%	0.0 to (1.0)%

	Full Year 2012	Second Quarter 2012
Fuel price per metric ton	$766	$772
Fuel consumption (metric tons in thousands)	3,382	863
Currency: Euro	$1.32 to €1	$1.32 to €1
Sterling	$1.58 to £1	$1.59 to £1

Conference Call

The company has scheduled a conference call with analysts at 10:00 a.m. EST (3:00 p.m. GMT) today to discuss its 2012 first quarter results. This call can be listened to live, and additional information can be obtained, via Carnival Corporation & plc’s Web site at www.carnivalcorp.com and www.carnivalplc.com.

Carnival Corporation & plc is the largest cruise company in the world, with a portfolio of cruise brands in North America, Europe, Australia and Asia, comprised of Carnival Cruise Lines, Holland America Line, Princess Cruises, Seabourn, AIDA Cruises, Costa Cruises, Cunard, Ibero Cruises, P&O Cruises (Australia) and P&O Cruises (UK).

Together, these brands operate 98 ships totaling 195,000 lower berths with 10 new ships scheduled to enter service between May 2012 and March 2016. Carnival Corporation & plc also operates Holland America Princess Alaska Tours, the leading tour company in Alaska and the Canadian Yukon. Traded on both the New York and London Stock Exchanges, Carnival Corporation & plc is the only group in the world to be included in both the S&P 500 and the FTSE 100 indices.

Cautionary Note Concerning Factors That May Affect Future Results

Carnival Corporation and Carnival plc and their respective subsidiaries are referred to collectively in this release as “Carnival Corporation & plc,” “our,” “us,” and “we.” Some of the statements, estimates or projections contained in this release are “forward-looking statements” that involve risks, uncertainties and assumptions with respect to us, including some statements concerning future results, outlooks, plans, goals and other events which have not yet occurred. These statements are intended to qualify for the safe harbors from liability provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We have tried, whenever possible, to identify these statements by using words like “will,” “may,” “could,” “should,” “would,” “believe,” “depends,” “expect,” “anticipate,” “forecast,” “future,” “intend,” “plan,” “estimate,” “target” and similar expressions of future intent or the negative of such terms. Because forward-looking statements involve risks and uncertainties, there are many factors that could cause our actual results, performance or achievements to differ materially from those expressed or implied in this release. Forward-looking statements include those statements that may impact, among other things, the forecasting of our non-GAAP earnings per share (“EPS”); net revenue yields; booking levels; pricing; occupancy; operating, financing and tax costs, including fuel expenses; costs per available lower berth day; estimates of ship depreciable lives and residual values; liquidity; goodwill and trademark fair values and outlook. These factors include, but are not limited to, the following: general economic and business conditions; increases in fuel prices; accidents, the spread of contagious diseases and threats thereof, adverse weather conditions or natural disasters and other incidents affecting the health, safety, security and satisfaction of guests and crew; the international political climate, armed conflicts, terrorist and pirate attacks, vessel seizures, and threats thereof, and other world events affecting the safety and security of travel; negative publicity concerning the cruise business in general or us in particular, including any adverse environmental impacts of cruising; litigation, enforcement actions, fines or penalties, including those relating to Costa Concordia’s accident; economic, market and political factors that are beyond our control, which could increase our operating, financing and other costs; changes in and compliance with laws and regulations relating to the protection of persons with disabilities, employment, environment, health, safety, security, tax and other regulations under which we operate; our ability to implement our shipbuilding programs and ship repairs, maintenance and refurbishments on terms that are favorable or consistent with our expectations; increases to our repairs and maintenance expenses and refurbishment costs as our fleet ages; lack of continuing availability of attractive, convenient and safe port destinations; continuing financial viability of our travel agent distribution system, air service providers and other key vendors in our supply chain and reductions in the availability of, and increases in the pricing for, the services and products provided by these vendors; disruptions and other damages to our information technology and other networks and operations, and breaches in data security; competition from and overcapacity in the cruise ship or land-based vacation industry; loss of key personnel or our ability to recruit or retain qualified personnel; union disputes and other employee relation issues; disruptions in the global financial markets or other events may negatively affect the ability of our counterparties and others to perform their obligations to us; the continued strength of our cruise brands and our ability to implement our brand strategies; our international operations are subject to additional risks not generally applicable to our U.S. operations; geographic regions in which we try to expand our business may be slow to develop and ultimately not develop how we expect; our decisions to self-insure against various risks or our inability to obtain insurance for certain risks at reasonable rates; fluctuations in foreign currency exchange rates; whether our future operating cash flow will be sufficient to fund future obligations and whether we will be able to obtain financing, if necessary, in sufficient amounts and on terms that are favorable or consistent with our expectations; risks associated with the dual listed company arrangement and uncertainties of a foreign legal system as we are not incorporated in the U.S. Forward-looking statements should not be relied upon as a prediction of actual results. Subject to any continuing obligations under applicable law or any relevant stock exchange rules, we expressly disclaim any obligation to disseminate, after the date of this release, any updates or revisions to any such forward-looking statements to reflect any change in expectations or events, conditions or circumstances on which any such statements are based.

MEDIA CONTACT	INVESTOR RELATIONS CONTACT
Jennifer De La Cruz	Beth Roberts
1 305 599 2600, ext. 16000	1 305 406 4832

CARNIVAL CORPORATION & PLC

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(in millions, except per share data)

	Three Months Ended February 29/28,
	2012	2011
Revenues
Cruise
Passenger tickets	$2,764	$2,652
Onboard and other	809	757
Tour and other	9	10

	3,582	3,419

Operating Costs and Expenses
Cruise
Commissions, transportation and other	661	664
Onboard and other	126	120
Fuel	592	450
Payroll and related	442	411
Food	240	231
Other ship operating	619 (a)	510
Tour and other	14	9

	2,694	2,395
Selling and administrative	421	422
Depreciation and amortization	376	367
Ibero goodwill and trademark impairment charges	173 (b)	—

	3,664	3,184

Operating (Loss) Income	(82)	235

Nonoperating (Expense) Income
Interest income	3	2
Interest expense, net of capitalized interest	(88)	(86)
Gains on fuel derivatives, net	21 (c)	—
Other income, net	5	6

	(59)	(78)

(Loss) Income Before Income Taxes	(141)	157

Income Tax Benefit (Expense), Net	2	(5)

Net (Loss) Income	$(139)	$152

(Loss) Earnings Per Share
Basic	$(0.18)	$0.19

Diluted	$(0.18)	$0.19

Non-GAAP Earnings Per Share – Diluted	$0.02 (d)	$0.19

Dividends Declared Per Share	$0.25	$0.25

Weighted-Average Shares Outstanding – Basic	778	790

Weighted-Average Shares Outstanding – Diluted	778 (e)	794

(a)	Includes a $34 million impairment charge related to Costa Allegra.
(b)	Includes $153 million and $20 million of impairment charges related to Ibero’s goodwill and trademarks, respectively.
(c)	There were no realized gains or losses on fuel derivatives.
(d)	Excludes $173 million of Ibero impairment charges and $21 million of net unrealized gains on fuel derivatives.
(e)	Non-GAAP diluted weighted-average shares outstanding were 779 million, which includes the dilutive effect of equity plans.

CARNIVAL CORPORATION & PLC

OTHER INFORMATION

	Three Months Ended February 29/28,
	2012	2011

STATISTICAL INFORMATION
Passengers carried (in thousands)	2,262	2,185
Occupancy percentage (a)	105.3%	105.0%
Fuel consumption (metric tons in thousands)	837	828
Fuel cost per metric ton consumed	$707	$543
Currencies
U.S. dollar to €1	$1.31	$1.34
U.S. dollar to £1	$1.56	$1.58
U.S. dollar to Australian dollar	$1.04	$1.00

(a)	In accordance with cruise business practice, occupancy is calculated using a denominator of two passengers per cabin even though some cabins can accommodate three or more passengers. Percentages in excess of 100% indicate that on average more than two passengers occupied some cabins.

FUEL DERIVATIVES

At February 29, 2012, our outstanding fuel derivatives consisted of zero cost collars on Brent crude oil for a portion of our estimated fuel consumption as follows:

Maturities (a)	Barrels (in thousands)	Weighted-Average Floor Price	Weighted-Average Ceiling Price	Percent of Estimated Fuel Consumption
2012
Q3	1,044	$92	$132	21%
Q4	1,044	92	132	20%

	2,088	$92	$132

Fiscal 2013	4,224	$86	$130	20%

Fiscal 2014	4,224	$79	$127	20%

Fiscal 2015	4,320	$75	$125	20%

(a)	Fuel derivatives mature evenly over each quarter within the above fiscal years.

CARNIVAL CORPORATION & PLC

NON-GAAP FINANCIAL MEASURES

Consolidated gross and net revenue yields were computed by dividing the gross and net cruise revenues, without rounding, by ALBDs as follows (dollars in millions, except yields) (a) (b):

	Three Months Ended February 29/28,
	2012	2012 Constant Dollar	2011
Passenger ticket revenues	$2,764	$2,785	$2,652
Onboard and other revenues	809	811	757

Gross cruise revenues	3,573	3,596	3,409
Less cruise costs
Commissions, transportation and other	(661)	(669)	(664)
Onboard and other	(126)	(126)	(120)

	(787)	(795)	(784)

Net passenger ticket revenues	2,103	2,116	1,988
Net onboard and other revenues	683	685	637

Net cruise revenues	$2,786	$2,801	$2,625

ALBDs (c)	17,308,535	17,308,535	16,686,710

Gross revenue yields	$206.40	$207.75	$204.30
% increase vs. 2011	1.0%	1.7%

Net revenue yields	$160.93	$161.81	$157.28
% increase vs. 2011	2.3%	2.9%

Net passenger ticket revenue yields	$121.47	$122.22	$119.11
% increase vs. 2011	2.0%	2.6%

Net onboard and other revenue yields	$39.46	$39.59	$38.17
% increase vs. 2011	3.4%	3.7%

Consolidated gross and net cruise costs and net cruise costs excluding fuel per ALBD were computed by dividing the gross and net cruise costs and net cruise costs excluding fuel, without rounding, by ALBDs as follows (dollars in millions, except costs per ALBD) (a) (b):

	Three Months Ended February 29/28,
	2012	2012 Constant Dollar	2011
Cruise operating expenses	$2,680	$2,696	$2,386
Cruise selling and administrative expenses (d)	419	422	416

Gross cruise costs	3,099	3,118	2,802
Less cruise costs included in net cruise revenues
Commissions, transportation and other	(661)	(669)	(664)
Onboard and other	(126)	(126)	(120)

Net cruise costs	2,312	2,323	2,018
Less fuel	(592)	(592)	(450)

Net cruise costs excluding fuel	$1,720	$1,731	$1,568

ALBDs (c)	17,308,535	17,308,535	16,686,710

Gross cruise costs per ALBD	$179.04	$180.10	$167.92
% increase vs. 2011	6.6%	7.3%

Net cruise costs per ALBD	$133.57	$134.16	$120.90
% increase vs. 2011	10.5%	11.0%

Net cruise costs excluding fuel per ALBD	$99.38	$99.97	$93.95
% increase vs. 2011	5.8%	6.4%

CARNIVAL CORPORATION & PLC

NON-GAAP FINANCIAL MEASURES (CONTINUED)

Non-GAAP fully diluted earnings per share was computed as follows (in millions, except per share data) (b):

	Three Months Ended February 29/28,
	2012	2011

Net (loss) income – diluted
U.S. GAAP net (loss) income	$(139)	$152
Ibero goodwill and trademark impairment charges (e)	173	—
Unrealized gains on fuel derivatives, net (f)	(21)	—

Non-GAAP net income	$13	$152

Weighted-average shares outstanding – diluted (f)	778	794

(Loss) earnings per share – diluted
U.S. GAAP (loss) earnings per share	$(0.18)	$0.19
Ibero goodwill and trademark impairment charges (e)	0.22	—
Unrealized gains on fuel derivatives, net (f)	(0.02)	—

Non-GAAP earnings per share	$0.02	$0.19

Notes to Non-GAAP Financial Measures

(a)	We use net cruise revenues per ALBD (“net revenue yields”), net cruise costs per ALBD and net cruise costs excluding fuel per ALBD as significant non-GAAP financial measures of our cruise segment financial performance. These measures enable us to separate the impact of predictable capacity changes from the more unpredictable rate changes that affect our business. We believe these non-GAAP measures provide useful information to investors and expanded insight to measure our revenue and cost performance as a supplement to our U.S. generally accepted accounting principles (“U.S. GAAP”) consolidated financial statements.

Net revenue yields are commonly used in the cruise business to measure a company’s cruise segment revenue performance and for revenue management purposes. We use “net cruise revenues” rather than “gross cruise revenues” to calculate net revenue yields. We believe that net cruise revenues is a more meaningful measure in determining revenue yield than gross cruise revenues because it reflects the cruise revenues earned net of our most significant variable costs, which are travel agent commissions, cost of air and other transportation, certain other costs that are directly associated with onboard and other revenues and credit card fees. Substantially all of our remaining cruise costs are largely fixed, except for the impact of changing prices, once our ship capacity levels have been determined.

Net passenger ticket revenues reflect gross cruise revenues, net of (1) onboard and other revenues, (2) commissions, transportation and other costs and (3) onboard and other cruise costs. Net onboard and other revenues reflect gross cruise revenues, net of (1) passenger ticket revenues, (2) commissions, transportation and other costs and (3) onboard and other cruise costs. Net passenger ticket revenue yields and net onboard and other revenue yields are computed by dividing net passenger ticket revenues and net onboard and other revenues by ALBDs.

Net cruise costs per ALBD and net cruise costs excluding fuel per ALBD are the most significant measures we use to monitor our ability to control our cruise segment costs rather than gross cruise costs per ALBD. We exclude the same variable costs that are included in the calculation of net cruise revenues to calculate net cruise costs with and without fuel to avoid duplicating these variable costs in our non-GAAP financial measures.

We have not provided estimates of future gross revenue yields or future gross cruise costs per ALBD because the quantitative reconciliations of forecasted gross cruise revenues to forecasted net cruise revenues or forecasted gross cruise costs to forecasted net cruise costs would include a significant amount of uncertainty in projecting the costs deducted to arrive at this measure. As such, management does not believe that this reconciling information would be meaningful.

CARNIVAL CORPORATION & PLC

NON-GAAP FINANCIAL MEASURES (CONTINUED)

In addition, because our Europe, Australia & Asia cruise brands utilize the euro, sterling and Australian dollar to measure their results and financial condition, the translation of those operations to our U.S. dollar reporting currency results in decreases in reported U.S. dollar revenues and expenses if the U.S. dollar strengthens against these foreign currencies, and increases in reported U.S. dollar revenues and expenses if the U.S. dollar weakens against these foreign currencies. Accordingly, we also monitor and report these non-GAAP financial measures assuming the 2012 period currency exchange rates have remained constant with the 2011 period rates, or on a “constant dollar basis,” in order to remove the impact of changes in exchange rates on our non-U.S. dollar cruise operations. We believe that this is a useful measure since it facilitates a comparative view of the growth of our business in a fluctuating currency exchange rate environment.

(b)	Our consolidated financial statements are prepared in accordance with U.S. GAAP. The presentation of our non-GAAP financial information is not intended to be considered in isolation or as substitute for, or superior to, the financial information prepared in accordance with U.S. GAAP. There are no specific rules for determining our non-GAAP current and constant dollar financial measures and, accordingly, they are susceptible to varying calculations, and it is possible that they may not be exactly comparable to the like-kind information presented by other companies, which is a potential risk associated with using these measures to compare us to other companies.

(c)	ALBDs is a standard measure of passenger capacity for the period, which we use to perform rate and capacity variance analyses to determine the main non-capacity driven factors that cause our cruise revenues and expenses to vary. ALBDs assume that each cabin we offer for sale accommodates two passengers and is computed by multiplying passenger capacity by revenue-producing ship operating days in the period.

(d)	For the three months ended February 29/28, 2012 and 2011, selling and administrative expenses were $421 million and $422 million, respectively. For the three months ended February 29/28, 2012 and 2011, selling and administrative expenses were comprised of cruise selling and administrative expenses of $419 million and $416 million and Tour and Other selling and administrative expenses of $2 million and $6 million, respectively.

(e)	We believe that the impairment charges related to Ibero’s goodwill and trademarks are nonrecurring and, therefore, are not an indication of our future earnings performance. As such, we believe it is more meaningful for the impairment charges to be excluded from our net (loss) income and (loss) earnings per share and, accordingly, we present non-GAAP net income and non-GAAP EPS excluding these impairment charges.

(f)	Under U.S. GAAP, the realized and unrealized gains and losses on fuel derivatives not qualifying as fuel hedges are immediately recognized in earnings. We believe that unrealized gains and losses on fuel derivatives are not an indication of our future earnings performance since they may not ultimately be realized in our future earnings. Therefore, we believe it is more meaningful for the unrealized gains and losses on fuel derivatives to be excluded from our net (loss) income and (loss) earnings per share and, accordingly, we present non-GAAP net income and non-GAAP EPS excluding these unrealized gains and losses. For the three months ended February 29, 2012, non-GAAP diluted weighted-average shares outstanding were 779 million, which includes the dilutive effect of equity plans.

We have not included in our earnings guidance any estimates of unrealized gains and losses on fuel derivatives because forecasting these amounts involves a significant amount of uncertainty and are not an indication of our future earnings performance. Accordingly, our earnings guidance is presented on a non-GAAP basis only. As a result, we did not present a reconciliation between forecasted non-GAAP diluted EPS guidance and forecasted U.S. GAAP diluted EPS guidance, since we do not believe that the reconciliation information would be meaningful.